UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2016

TechTarget, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street, Newton MA		02466
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 431-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2016, the Board of Directors of TechTarget, Inc. (the “Company”) elected Mr. Daniel Noreck as the Chief Financial Officer and Treasurer of the Company, effective December 19, 2016. Mr. Noreck replaces Ms. Janice O’Reilly who has been Chief Financial Officer since May 4, 2012 and who, as previously reported, resigned on September 22, 2016 effective on the earlier of December 31, 2016 and the appointment of a new Chief Financial Officer. Prior to joining the Company, Mr. Noreck, 44, served over six years as Chief Financial Officer and Treasurer of the Providence and Worcester Railroad Company, a regional freight railroad operating in Massachusetts, Rhode Island, Connecticut and New York. Prior to joining the Providence and Worcester Railroad Company, Mr. Noreck served as Senior Audit Manager at Lefkowitz, Garfinkel, Champi & DeRienzo P.C., a provider of financial, accounting, auditing, and bookkeeping services from July 2003 to September 2010.

The Company and Mr. Noreck entered into an Employment Agreement, dated December 19, 2016 (the “Agreement”) in connection with Mr. Noreck’s appointment. The Agreement has an initial term of one year, and renews automatically for successive one-year terms unless either the Company or Mr. Noreck provide not less than 60 days’ written notice not to extend the Agreement. Under the Agreement, the Company will pay Mr. Noreck an initial annual base salary of $225,000 and he will be eligible to participate in the Company’s annual incentive program, with a 2017 target bonus amount of $50,000. For all subsequent years, Mr. Noreck’s annual target bonus amount shall be established by the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”). Mr. Noreck will also be entitled to participate in any qualified retirement plans, deferred compensation plans, stock option and incentive plans, stock purchase plans and other employee benefit plans that the Company provides to senior executives. The Agreement includes severance and change of control provisions. In the event Mr. Noreck’s employment is terminated by the Company without “cause” or he voluntarily terminates his employment for “good reason” or in the event of his death or disability, as each of those terms is defined in the Agreement, Mr. Noreck would be entitled to receive his salary at the rate then in effect and his health benefits (if applicable) for a period of nine months, a portion of his target bonus amount and acceleration of certain equity grants, as well as certain other benefits as set forth in the Agreement. Additionally, in the event of a change of control, as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Noreck would be entitled to acceleration of certain equity grants. The above summary of Mr. Noreck’s employment agreement is qualified in its entirety by the actual Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and which is incorporated into this Item 5.02 by reference.

In addition to the foregoing, Mr. Noreck has been granted forty-five thousand (45,000) restricted stock units (“RSUs”) pursuant to the Company’s 2007 Stock Option and Incentive Plan. The RSUs will vest ratably in three tranches of 33.33% over the next three years.

Item 7.01 Regulation FD Disclosure.

On December 19, 2016, the Company issued a press release announcing the election of Mr. Noreck. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including the exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following Exhibit 10.1 relating to Item 5.02 is filed herewith and the following Exhibit 99.1 relating to Item 7.01 is furnished herewith and shall not be deemed filed.:

10.1	Employment Agreement between Daniel Noreck and the Company dated December 19, 2016.

99.1	Press Release of TechTarget, Inc. issued December 19, 2016 is furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechTarget, Inc.

Date: December 19, 2016	By:	/s/ Michael Cotoia
Michael Cotoia Chief Executive Officer